BioRestorative Therapies, Inc.
40 Marcus Drive
Melville, New York 11747

March 16, 2020

Mark Weinreb
9 Colgate Lane
Woodbury, New York 11797

Dear Mr. Weinreb:

Reference is made to the Executive Employment Agreement, dated as of March 9, 2015, between BioRestorative Therapies, Inc. (the “Company”) and Mark Weinreb (the “Executive”), as amended (the “Employment Agreement”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

The parties hereby agree that the reference in Section 5(a)(iv) of the Employment Agreement to “December 31, 2019” is amended to read “the effective date of a plan of liquidation of the Company, as confirmed by the United States Bankruptcy Court.”

In addition, Section 5(a)(v) is added to the Employment Agreement as follows: “(v) September 30, 2020 (the earlier of (iv) or (v) being referred to as the “Expiration Date”)”.

Further, Section 5(d) of the Employment Agreement is amended to read as follows:

“(d) In the event that the Executive’s employment with the Company is not terminated by the Company on or prior to the Expiration Date, and the Executive does not resign his employment on or prior to the Expiration Date, then, if, within three (3) months following the Expiration Date, the Company terminates the Executive’s employment without Cause or the Executive resigns for any reason, the provisions of Section 5(b) shall apply.”
The parties agree that (i) notwithstanding that the Executive’s employment with the Company may terminate following the filing by the Company of a petition in bankruptcy (the “Bankruptcy Filing”), any claim that the Executive may make in connection with the Bankruptcy Filing for amounts payable pursuant to Section 5 of the Employment Agreement shall be considered a pre-petition claim, except that $25,000 of such claim shall be deemed to have been post-petition and shall be accorded administrative expense treatment and (ii) any Sale shall be deemed not to result in a Change in Control for purposes of the Employment Agreement.

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

This letter agreement constitutes the entire agreement between the parties with regard to the subject matter hereof.  This letter agreement supersedes all prior negotiations, understandings and agreements between the parties hereto with respect to the subject matter hereof, and each party acknowledges and agrees that it has not relied on any representations or promises in connection with this letter agreement not contained herein.

This letter agreement may not be amended, modified, waived or canceled, in part or in full, except in a writing signed by both parties.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By: /s/ Mandy Clydes//s/
      Mandy Clyde
      Vice President of Operations

Agreed:

/s/ Mark Weinreb

Mark Weinreb